EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Terry Blake

U.S. Media

+1-651-767-4766

terry.blake@lawson.com

Barbara Doyle

Investors and Analysts

+1-651-767-4385

barbara.doyle@lawson.com

Lut Verschueren
Europe Media

+32-9-236-16-36

Lut.verschueren@be.lawson.com

Lannette Cox

Australia/New Zealand and Asia Media

+61-2-8437-5803

Lannette.cox@au.lawson.com

LAWSON SOFTWARE ANNOUNCES TWO NEW BOARD MEMBERS

Gyenes, Schriesheim complete 9-member board

ST. PAUL, Minn. – May 15, 2006 – Lawson Software, Inc. (Nasdaq: LWSN and SSE: LWSN) today announced that Peter Gyenes and Robert A. Schriesheim have joined the board of directors. This brings Lawson’s board to nine total members, including seven independent directors.

Gyenes brings more than four decades of software and computer industry experience to the Lawson board. Most recently, he served as chairman and chief executive officer of Ascential Software until it was acquired by IBM in 2005. Previously, since 2000, he was chairman and chief executive officer of Informix Software, Ascential’s predecessor firm, which was created following the sale of Informix’s database business to IBM under his leadership. He joined Informix through its acquisition of Ardent Software, where he served as chairman, president and CEO since joining the firm in 1996. Previously, he was president and chief executive officer of Racal InterLan

Inc. and held global executive sales, marketing, and general management positions with Data General Corporation, Encore Computer Corporation, and Prime Computer, Inc. Earlier in his career, Gyenes held technical positions at Xerox Data Systems and at IBM. He also serves on the boards of Applix, Inc., ViryaNet, Inc. webMethods, Inc., as well as a number of privately held technology companies and the Massachusetts Technology Leadership Council. He is a graduate of Columbia University, where he received a BA in Mathematics and an MBA.

Schriesheim brings 20 years of global experience in the communications, software and information services industries as a senior financial executive, corporate strategist and private equity investor with a record of enhancing stakeholder value. Since 2002, he has been a venture partner and general partner of ARCH Development Partners LLC, a Chicago-based technology venture capital fund. From 1999 to 2002, he was executive vice president of corporate development, chief financial officer, and a director for London, England-based Global Telesystems, Inc., a $1 billion revenue publicly traded provider of telecommunications services to businesses throughout Western and Central Europe and Russia, backed by George Soros and affiliates, where he led the financial restructuring and sale of the company. Previously, he held various executive positions at SBC Equity Partners, Ameritech, ACNielsen, and Brooke Group Ltd. He also serves on the boards of Dobson Communications Corp., Skyworks Solutions Inc. and several private technology companies. He is a graduate of Princeton University with an AB degree in chemistry and The University of Chicago Graduate School of Business with an MBA in business economics and finance.

“Peter and Rob are strong directors that round out our nine-member board,” said Richard Lawson, co-chairman. “Together, they bring decades of experience in the technology industry and strong leadership skills gained from having served in executive and director positions in private, mid- and large-cap companies, many in similar states of growth and change as Lawson is. Co-chairman Romesh Wadhwani and I are extremely pleased that executives of their caliber have joined Lawson, and we look forward to working with both of them as we pursue the exciting opportunities now before our new company.”

About Lawson Software

Lawson Software provides software and service solutions to 4,000 customers in manufacturing, distribution, maintenance and service sector industries across 40 countries. Lawson’s solutions include Enterprise Performance Management, Supply Chain Management, Enterprise Resource Planning, Customer Relationship Management, Manufacturing Resource Planning, Enterprise Asset Management and industry-tailored applications. Lawson solutions assist customers in simplifying their businesses or organizations by helping them streamline processes, reduce costs and enhance business or operational performance. Lawson is headquartered in St. Paul, Minn., and has offices around the world. Visit Lawson online at www.lawson.com.

Forward-Looking Statements

This press release contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company is not obligated to update forward-looking statements based on circumstances or events that occur in the future. Risks and uncertainties that may cause such differences include but are not limited to:  uncertainties in Lawson’s ability to realize synergies and revenue opportunities anticipated from the Intentia International acquisition; uncertainties in the software industry; global military conflicts; terrorist attacks; pandemics, and any future events in response to these developments; changes in conditions in the company’s targeted industries; increased competition and other risk factors listed in the company’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and as included in Lawson Holding’s Form S-4 Proxy Statement/Prospectus filed with the Commission.

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